Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of the 17th day of July, 2009, to the Rights Agreement (the “Rights Agreement”), dated May 6, 2003, as amended March 4, 2005 and January 29, 2007, between ALLOS THERAPEUTICS, INC., a Delaware corporation (the “Company”) and MELLON INVESTOR SERVICES LLC (the “Rights Agent”), is being executed at the direction of the Company.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an authorized officer of the Company certifying that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1.             Section 1(1) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Preferred Shares” shall mean shares of Series A Junior Participating Preferred Stock, par value $.001 per share, of the Company having the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of the Company originally filed with the Delaware Secretary of State on May 8, 2003, as the same may be amended or restated from time to time.”

2.             Exhibit A to the Rights Agreement is hereby deleted in its entirety.

3.             By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

4.             The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ALLOS THERAPEUTICS, INC.		MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Marc H. Graboyes	By:	/s/ Tiffany J. Skiles
Name:	Marc H. Graboyes	Name:	Tiffany J. Skiles
Title:	Senior Vice President, General Counsel & Secretary	Title:	Vice President

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT